Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment"), dated as of October 26 2018 (the "Effective Date"), is entered into by and between PRINCETON AVENUE HOLDINGS, LLC, a California limited liability company ("Landlord"), and AEROVIRONMENT, INC., a  Delaware corporation ("Tenant").Landlord and Tenant may hereinafter be referred to collectively as "the parties".

RECITALS

A.        Landlord and Tenant entered into that certain Lease dated May 28, 2018 (the "Existing Lease") whereby Landlord leased to Tenant and Tenant leased from Landlord premises designated as Suite 200 at 14501 Princeton Avenue, Moorpark, California (the "Building"), consisting of approximately ninety four thousand two hundred eighty (94,280) square feet of floor area (the "Existing Premises").

B.        Landlord and Tenant now desire to enter into this First Amendment for purposes of, among other things, expanding the Existing Premises to include Suite 100, consisting of approximately forty nine thousand six hundred ninety three (49,693) square feet of floor area in the Building, as shown on Exhibit A attached hereto and incorporated herein (the "Expansion Premises," and together with the Existing Premises, the "Premises").

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.        Incorporation of Recitals and Definitions. Capitalized terms used in this First Amendment not otherwise defined shall have the meanings given such terms in the Existing Lease. The Recitals are hereby incorporated herein by this reference. In the event of any conflicts between the Existing Lease and this First Amendment, the terms of this First Amendment shall control. The Existing Lease as modified by this First Amendment shall be hereinafter referred to as "Lease."

2.        Expansion of Premises. In addition to the Existing Premises, effective as of February 1, 2019 (the "Expansion Premises Commencement Date"), and continuing for the duration of the Term, Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises upon all of the terms and conditions of the Lease, except as otherwise set forth in this First Amendment. Accordingly, effective on the Expansion Premises Commencement Date, (i) all references to the "Premises" contained in the Lease shall mean and refer to the entirety of the space in the Existing Premises and the Expansion Premises, which together is approximately one hundred forty three thousand nine hundred seventy three (149,973) square feet of floor area (Landlord and Tenant hereby acknowledge and agree that such stated amount of the rentable square footage is not a representation or warranty of the exact number of rentable square feet therein but rather is only a reasonable approximation and that the Base Rent and all other amounts payable in connection with the Lease are not subject to revision whether or not the actual square footage is more or less than such approximation), (ii) all references in the

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Lease to "Exhibit A" shall mean and refer to Exhibit A as modified by Exhibit A-1 attached hereto and incorporated herein, (iii) all references in the Lease to the square footage of the Premises shall mean and refer to one hundred forty three thousand nine hundred seventy three (149,973) square feet, and (iv) "Tenant's Pro Rata Share" shall mean and refer to 100%. Notwithstanding the foregoing, the following provisions of the Existing Lease shall not apply to the Expansion Premises: 3(b); 4(a); 4(b) last sentence only; 5(d); 13(e); Exhibits D, D-1, D-2; and 35. At Landlord's election, the parties shall execute a factually correct notice documenting the Expansion Premises Commencement Date in form and substance similar to that attached as Exhibit E to the Existing Lease.

3.         As-Is Delivery of Expansion Premises.

(a)        Tenant acknowledges that it has inspected the condition of the Expansion Premises, and that it is satisfied therewith and Tenant acknowledges that (i) it accepts the Expansion Premises in its current AS-IS CONDITION WITH ALL FAULTS, (ii) Landlord shall have no obligation to construct any improvements or modifications to the Expansion Premises nor to provide Tenant with any type of tenant improvement allowance except for the Allowance set forth in the Work Letter attached as Exhibit B hereto, and (iii) Landlord has made no representation or warranty regarding the condition of the Expansion Premises or the suitability thereof for Tenant's business.

(b)       As required by Section 1938(a) of the California Civil Code, Landlord discloses to Tenant that the Expansion Premises have not undergone inspection by a Certified Access Specialist ("CASp"). As required by Section 1938(e) of the California Civil Code, Landlord also states that: "A Certified Access Specialist (CASp) can inspect the subject premises  and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection  of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." As permitted by the quoted language above, it is agreed that: (i) any CASp inspection requested by Tenant shall be requested by Tenant within ten (10) days after the date on which this Lease has been executed by Landlord and Tenant, (ii) Landlord shall be an intended third party beneficiary of the contract under which the inspection is to be performed and the contract shall otherwise comply with the provisions of the Lease applicable to Tenant contracts for construction; (iii) the CASp inspection shall be conducted (A) at Tenant's sole cost and expense, (B) by a CASp approved in advance by Landlord and only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (C) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (D) in a manner reasonably satisfactory to Landlord, and (E) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (iv) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who have a need to know the information therein and who agree in writing not to further disclose such information; (v) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct

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violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (vi) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the building located outside the Expansion Premises that are Landlord's obligation to repair under this Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

4.         Expansion Premises Tenant Improvements. Tenant shall construct the initial tenant improvements in the Expansion Premises substantially in accordance with the Work Letter attached hereto as Exhibit B. To the extent there are any conflicts between the terms of the  Work Letter and the terms of Section 13 of the Existing Lease (re: alterations and improvements), the terms of the Work Letter shall govern Tenant's construction of the initial tenant improvements in the Expansion Premises.

5.         Base Rent. Commencing on the Expansion Premises Commencement Date, Base Rent, Tenant's Percentage Share of Operating Expenses and Tenant's Percentage Share of Taxes applicable to the Expansion Premises during the initial Term shall be payable as required under the Existing Lease, except that Tenant shall pay to Landlord upon the Effective Date hereof an amount equal to Thirty Seven Thousand Two Hundred Sixty Nine and 75/100 Dollars ($37,269.75) as prepaid Base Rent to be applied against the first obligation of Tenant to pay Base Rent for the Expansion Premises. Base Rent for the Expansion Premises during the initial Term shall be as follows:

(i)      For the period commencing on the Expansion Premises Commencement Date (subject to Paragraph 5(d)) through the day immediately preceding the first day of the calendar month in which the first (1st) annual anniversary of the Expansion Premises Commencement Date occurs (the "I-Year Anniversary");

$37,269.75 (per month); $447,237.00 (per year);

[CONTINUED ON FOLLOWING PAGE]

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(ii)     For the period commencing on the I-Year Anniversary through the day immediately preceding the first day of the calendar month in which the second (2nd) annual anniversary of the Expansion Premises Commencement Date occurs (the "2-Year Anniversary");

$38,015.15 (per month); $456,181.80 (per year);

(iii)    For the period commencing on the 2-Year Anniversary through the day immediately preceding the first day of the calendar month in which the third (3rd) annual anniversary of the Expansion Premises Commencement Date occurs (the "3-Year Anniversary");

$38,775.45 (per month); $465,305.40 (per year);

(iv)    For the period commencing on the 3-Year Anniversary through the day immediately preceding the first day of the calendar month in which the fourth (4th) annual anniversary of the Expansion Premises Commencement Date occurs (the "4-Year Anniversary");

$39,550.96 (per month); $474,611.52 (per year);

(v) For the period commencing on the 4-Year Anniversary through the last day of the Term.	$40,341.98 (per month); $484,103.76 (per year);

6.        Extension Option. Tenant shall have the right to extend the Term of the Lease with respect to. the Premises pursuant to the terms and conditions set forth in Section 36 of the Existing Lease, except that the Base Rent attributable to the Expansion Premises during the Extension Term shall be equal to one hundred two percent (102%) of the Base Rent attributable to the Expansion Premises immediately preceding the Extension Term, and shall increase annually thereafter by two percent (2%).

7.        Janitorial. Tenant shall, at Tenant's sole cost and expense, provide janitorial services to the Premises and the Building. All janitorial services shall be of a standard that is substantially equivalent to the services provided in similar industrial buildings in the City of Moorpark.

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8.         Brokers. Except for Cresa, Tenant warrants that no real estate brokerage firm or agent or other person can claim a right through its dealings with Tenant to a commission or finder's fee in connection with the negotiation of this First Amendment and that no real estate commissions or finder's fees are payable in connection herewith. Tenant shall indemnify, defend and hold Landlord harmless from all expenses, claims, damages (including a reasonable attorney's fee and costs) incurred by Landlord as a result of a breach of this warranty.

9.         Miscellaneous.

(a)       Binding Effect. The terms of this First Amendment shall apply to, bind and inure to the benefit of the heirs, successors, executors, legal and personal representatives, administrators and assigns of the parties, as the case may be.

(b)      Entire Agreement. This First Amendment constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether oral or in writing.

(c)      Attorneys' Fees. If there is any legal action or proceeding to enforce or interpret any provision of this First Amendment or to protect or establish any right or remedy of any party, the unsuccessful party to such action or proceeding shall pay to the prevailing party as finally determined, all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by such prevailing party in such action or proceeding, in enforcing such judgment, and in connection with any appeal from such judgment.

(d)      Ratification. Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.

(e)      Headings. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this First Amendment.

(f)       Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together  shall constitute one and  the  same  agreement. This First Amendment may be executed by a party's signature transmitted by facsimile ("fax") or email or by a party's electronic signature, and copies of this First Amendment executed and delivered by means of faxed or emailed copies of signatures or originals of this First Amendment executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. The parties may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this First Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this First Amendment containing said party's original signature. The parties agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this First Amendment as if it were an original wet signature page.

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

TENANT:		LANDLORD:

AEROVIRONMENT, INC.,		PRINCETON AVENUE HOLDINGS, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ Kirk J. Flittie	By:	Nearon Enterprises, a California
Name:	Kirk J. Flittie		corporation
Its:	VP & GM	Its:	Designated

		By:	/s/ Anthony Perino
Anthony Perino, President

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EXHIBIT A

Expansion Premises

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AeroVironment Phase I

EXHIBIT A-1

Premises

(after inclusion of the Expansion Premises)

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AeroVironment Phase II
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EXHIBIT B

Work Letter

This Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Expansion Premises (the "Expansion Premises Tenant Improvements").

SECTION 1

CONSTRUCTION DRAWINGS

1.1       Selection of Architect/Construction Drawings. Tenant shall retain a California licensed architect (the "Architect") to prepare the Construction Drawings (as defined below). Tenant shall retain a California licensed engineering company (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's  review of the Construction Drawings as set forth in this Section 1 shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in Section 14 of the Existing Lease shall specifically apply to the Construction Drawings.

1.2      Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Expansion Premises if the same is unsatisfactory or incomplete  in any respect.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

1.3     Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard

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equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Expansion Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within fifteen

(15) business days after Landlord's receipt of the Final Working Drawings for the Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

1.4      Approved Working Drawings. The Final Working Drawings shall  be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Expansion Premises Tenant Improvements by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the City of Moorpark for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Premises Tenant Improvements and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION2

CONSTRUCTION OF THE EXPANSION PREMISES TENANT IMPROVEMENTS

2.1      Tenant's Selection of Contractors.

2.1.1   The Contractor. A California licensed general contractor shall be retained by Tenant to construct the Expansion Premises Tenant Improvements.

2.1.2   Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") shall be reasonably approved by Landlord. All of Tenant's Agents must be licensed in the State of California and capable of being bonded.

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2.2       Construction of Expansion Premises Tenant Improvements by Tenant's Agents.

2.2.1    Construction Contract; Cost Budget. Prior to Tenant's execution of the construction contract and general conditions with Contractor (which shall be on an AIA Standard Form of Agreement Between Owner and Contractor where the basis for payment is either the cost of the work plus a fee or a stipulated sum) (the "Contract"), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the construction of the Expansion Premises Tenant Improvements, and after Tenant has accepted all bids for the Expansion Premises Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Expansion Premises Tenant Improvements to be performed by or at the direction of  Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs").

2.2.2   Tenant's Agents.

2.2.2.1           Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant and Tenant's Agent's construction of the Expansion  Premises Tenant Improvements shall comply with the following: (i) the Expansion Premises Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings;

(ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord's  Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Expansion Premises Tenant Improvements.

2.2.2.2           Indemnity. Tenant's indemnity of Landlord as set forth in Section 14 of the Existing Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's nonpayment of any amount arising out of the Expansion Premises Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity  by Tenant, as set forth in 14 of the Existing Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Expansion Premises Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Premises.

2.2.2.3           Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Expansion Premises Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge,

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of all work done or furnished in accordance with its contract that shall become defective within one (I) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Expansion Premises Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Expansion Premises Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord, to the extent legally possible, any assignment or other assurances which may be necessary to effect such right of direct enforcement. In addition, Landlord may, in its discretion, require that Tenant or Contractor obtain payment and performance bonds in form and amount satisfactory to Landlord, or some alternate form of security satisfactory to Landlord, to ensure the lien-free completion of the Expansion Premises Tenant Improvements and naming Landlord as a co-obligee.

2.2.2.4           Insurance Requirements.

2.2.2.4.1          General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of the Existing Lease.

2.2.2.4.2          Special Coverages. If the Expansion Premises Tenant Improvements shall include adding to or extending the footprint of the Building structure,(a) Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Expansion Premises Tenant Improvements and (b) such other insurance as Landlord may require, it being understood and agreed that the Expansion Premises Tenant Improvements shall be insured by Tenant pursuant to Article 14 of the Existing Lease immediately upon completion thereof. Any such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord. All of Tenant's Agents shall carry General Liability which shall include Products  Completed Operations coverage, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 14 of the Existing Lease.

2.2.2.4.3          General Terms. Certificates for all  insurance carried pursuant to this Section 2.2.2.4 shall be delivered to Landlord before the commencement of construction of the Expansion Premises Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance  must contain a provision that the company writing said policy will notify Landlord prior to any cancellation or any reduction in the amounts of such insurance, and in any event Tenant shall notify Landlord in writing at least thirty (30) days prior to any such cancellation or reduction in coverage.  In the event that the Expansion Premises Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Contractors and Tenant's Agents shall maintain all of the insurance coverage required

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pursuant to Section 2.2.2.4 in force until the Expansion Premises Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance which may be required as set forth above, which is to be maintained for five (5) years following completion of the work. All policies carried under this Section 2.2.2.4 shall insure to Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 2.2.2.2 of this Tenant Work Letter.

2.2.3   Governmental Compliance. The Expansion Premises Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

2.2.4   Inspection by Landlord. Upon reasonable advance notice, Landlord shall have the right to inspect the Expansion Premises Tenant Improvements, provided however, that Landlord's failure to inspect the Expansion Premises Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Expansion Premises Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Expansion Premises Tenant Improvements as a result of Landlord's reasonable determination that such Improvements materially deviate from the Approved Working Drawings or that the quality of workmanship is substandard as compared to comparable buildings in the area, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons for such disapproval, and any such disapprovals by Landlord shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that any such disapproved matter adversely affects the mechanical, electrical, plumbing,  heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building (such disapproved matter, a "Significant Disapproved Matter"), Landlord shall immediately notify Tenant who shall immediately take such actions as Landlord and Tenant deem reasonably necessary, at Tenant's expense and without incurring any liability on Landlord's part), to correct any such Significant Disapproved Matter, including, without limitation, causing the cessation of performance of the construction of the Expansion Premises Tenant Improvements until such time as the Significant Disapproved Matter is corrected to Landlord's reasonable satisfaction. In the event that Tenant fails to take immediate action to correct a Significant Disapproved Matter upon receiving notice from Landlord, Landlord may, at Tenant's expense and without incurring any liability on Landlord's part, take such actions as it deems reasonably necessary to correct such Significant Disapproved Matter(s) to its reasonable satisfaction.

2.2.5  Meetings. Commencing upon the execution of this First Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor

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regarding the progress of the preparation of Construction Drawings and the construction of the Expansion Premises Tenant Improvements, which meetings shall be held at a location mutually agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's reasonable request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.

2.3       Notice of Completion; Copy of "As Built" Plans. Within ten (10) days after completion of construction of the Expansion Premises Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Ventura in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon such recordation, and timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute. If Tenant fails to do so, Landlord may execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Expansion Premises, and (ii) Tenant shall deliver to Landlord a copy of all  warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Premises.

SECTION 3

TENANT IMPROVEMENT ALLOWANCE

Provided no Event of Default has occurred, Landlord hereby agrees to reimburse Tenant an amount not to exceed One Million Four Hundred Ninety Thousand Seven Hundred  Ninety and No/100 Dollars ($1,490,790.00) (the "Allowance") for the design, permitting and construction of the Expansion Premises Tenant Improvements. The Allowance must be used within twelve (12) months following the delivery of possession of the Expansion Premises or shall be deemed forfeited with no further obligation by Landlord with respect thereto. Tenant shall not be entitled to use any portion of the Allowance for anything other than the design, permitting and construction of the Expansion Premises Tenant Improvements. In no event shall Lessor be obligated to make disbursements with respect to the Expansion Premises Tenant Improvements in an amount that exceeds the Allowance, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of the Allowance. Provided Lessee is open for business and paying rent, said reimbursement shall be made within forty-five (45) days of Lessor's receipt of written request by Tenant to Landlord  and must include the following in a form satisfactory to Landlord:

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(i)        Tenant has completed the Expansion Premises Tenant Improvements in accordance with the Approved Working Drawings and has commenced operations in the Expansion Premises for the Permitted Use;

(ii)       Tenant has not committed any material breach of the Lease which has not been cured within the time period required for cure under this Lease or which is not curable;

(iii)      Tenant has recorded a notice of completion with respect to the Expansion Premises Tenant Improvements in accordance with applicable laws after the completion of all Expansion Premises Tenant Improvements, thirty (30) days have passed after the filing of the notice, and a copy of the notice has been delivered to Landlord;

(iv)      All mechanic's liens which have been filed with respect to the Expansion Premises Tenant Improvements have been paid and removed from title to the Project;

(v)       All appropriate government agencies have conducted final inspections of the Expansion Premises Tenant Improvements and have issued a certificate of occupancy or equivalent, and Tenant has delivered a copy of the certificate of occupancy or equivalent to Landlord;

(vi)      Tenant has delivered to Landlord receipts and other reasonable proof that Tenant has incurred the costs for which Lessee is seeking reimbursement;

(vii)     Tenant has delivered to Landlord copies of executed, notarized unconditional lien releases for final payment with respect to all costs for which Tenant is seeking reimbursement (provided that if Tenant is unable to obtain such lien releases from subcontractors which provided materials and services with a claimed value of less than $5,000, then Tenant may deliver in lieu thereof an affidavit of payment of payment thereof from Tenant's general contractor in form and substance acceptable to Landlord) and,

(viii)    Tenant has delivered to Lessor "as built" plans of the Expansion Premises Tenant Improvements showing the locations of all improvements and modifications to the Expansion Premises made by or on behalf of Tenant.

B-7	AeroVironment First Amendment to Lease

In the event this Lease is terminated for any reason prior to the end of the initial Term, Tenant hereby agrees to pay to Landlord, in addition to all other costs incurred by such termination, the unamortized value of the Allowance provided by Landlord.

SECTION 4

MISCELLANEOUS

4.1       Tenant's Representative. Tenant has designated Mark Lewis as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

4.2       Landlord's Representative. Landlord has designated Anthony Perino as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

4.3      Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

4.4      Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in Section 17 of the Existing Lease or this Work Letter has occurred at any time on or before the substantial completion of the Expansion Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Premises caused by such inaction by Landlord).

4.5      Early Access. Provided that Tenant, its employees, contractors and agents do not interfere with, or delay, the Landlord's construction of the Landlord's Work in the Premises or otherwise, Landlord shall allow Tenant access to the Expansion Premises commencing as of the execution and delivery of the First Amendment by both parties, and delivery of any prepaid Rent by Tenant as required under the First Amendment, for the purpose of Tenant performing any building design, permitting and preparation prior to occupancy. Prior to Tenant's entry into the Expansion Premises as permitted by the terms of this paragraph, Tenant shall submit a schedule to Landlord for its approval, which schedule shall detail the timing and purpose  of Tenant's entry, and shall deliver evidence of insurance coverage as required of Tenant under the Lease. Tenant's early access onto the Expansion Premises under this Section 4.5 shall be subject to all terms and conditions of the Lease (including without limitation all insurance and indemnity obligations), except for the payment of Rent.

B-8	AeroVironment First Amendment to Lease